PokerTek

PokerTek, Inc.
Investor Presentation

NASDAQ: PTEK


PokerPro

Corporate Summary

- PokerTek is a software and hardware technology company headquartered in Charlotte, NC.
- IPO in October 2005

  2 million shares at $11 per share, plus exercise of 225,000 underwriter over-allotment
- 9.5 million shares currently outstanding, with considerable insider holdings

Leadership

- *Lyle Berman – Chairman*
  Serves as Chairman of WPT Enterprises, Inc. (Nasdaq: WPTE), creator of the World Poker Tour, and CEO of Lakes Entertainment, Inc. (Nasdaq: LACO).

- *Joe Lahti – Director*
  Served as President, CEO, and Chairman of the board of Shuffle Master, Inc. (Nasdaq: SHFL), from 1993 to 2002.

- *Lou White – C.E.O.*
  Prior to founding PokerTek, served as a National Account Executive for Dell, Inc. and account executive for Network Appliance, Inc.

- *James Crawford – President*
  Prior to founding PokerTek, owned and managed Fastsigns franchises in Charlotte, NC.

- *Chris Daniels – C.F.O.*
  Prior to joining PokerTek, served as VP of Finance for V3 Systems, Inc. and auditor with Deloitte and Touche, LLP.

Agenda

- PokerPro™ Value Proposition
- Poker Market – Growing Strong
- PokerTek Update and Pipeline
- Regulatory Status – Product and Company
- Aristocrat Relationship
- Projections

PokerPro™ Table – Value Proposition



INCREASED REVENUE

- More Hands per Hour (+50%)
- Full Utilization, Zero Down Time
- Eliminates Employee & Player Mistakes and Disputes

REDUCED OPERATING COSTS

- Reduced Dealer Wages
- Reduced Costs for Cards, Chips, Security

Casinos – More Profit/Less Labor

A PokerPro™ Room with 10 Tables could increase profit by as much as

$3,200,000 Annually

	PokerPro™	Manual
Revenue	$ 7,008,000	$ 4,380,000
Dealer Wages		$ 963,300
Supervisors	$ 140,000	$ 280,000
Cage / Brush	$ 125,000	$ 375,000
PokerPro™	$ 720,000	
NET	**$ 6,023,000**	**$ 2,761,700**

Assumptions: 12 hours/day and $4 Rake

Poker Market – Growing Strong

Worldwide Poker Table Growth	2005	2006	2007(b)	2008(b)	2009(b)
Commercial Casinos	1,722	2,159	2,375	2,613	2,874
Tribal Casinos	1,755	1,812	1,993	2,192	2,411
Card Clubs	1,198	1,207	1,328	1,461	1,607
Other	341	448	493	542	596
Total U.S.	5,016	5,626(a)	6,189	6,808	7,488
International	2,006	2,207(b)	2,428	2,671	2,938
Worldwide	*7,022*	*7,833*	*8,617*	*9,479*	*10,426*

(a) Annualized growth based on actual growth through 8/31/06
(b) 10% annualized growth

In the U.S. there are 593 Casinos, 262 Tribal Casinos and 338 Other with no Poker tables!

PokerTek Update since IPO

- Have incrementally built our staff to handle future demand from 28 associates at IPO to 54.
- Completed Development of PokerPro 2.0 – which meets GLI-24 gaming standards and UL/CE electrical standards.
- Strategic Relationship with Aristocrat
- 12 Tables installed… Backlog for 2006 is 45 Tables
- Defined Pipeline for 2006 is another 45-65 Tables
- Initial sales efforts and contract negotiations underway for early 2007 installs
- In Q2 of 2006 we won Casino Journal's Platinum Award for the Most Innovative Technology Product of 2005 against over 80 other products in the gaming industry.

Pipeline

- Backlog of 45 tables expected to be installed by year end:

Carnival Cruise Lines	21
Hollywood Park Casino (CA)	6
Osage Million Dollar Elm Casino (OK)	5
Aristocrat customers	13
Total contracted tables	45

- Negotiating contracts with defined customers totaling 45-65 tables expected to be installed by year end:

Other Major Cruise Lines	10-15
Other U.S. Casinos	25-30
Aristocrat customers	10-20
Total tables in negotiations	45-65

Regulatory Status

- Product Approval
  - Approved in California card clubs in April
  - Just received Michigan approval
  - GLI approval expected in September
  - Have submitted product for approval in New Jersey, Washington State, and Canadian Provinces
  - Submitted for BMM International Approval
- Company Approval
  - Currently approved in California card clubs and submitted to all the major jurisdictions, including Nevada, New Jersey, Louisiana, and Mississippi.

Relationship with Aristocrat

- PokerTek signed a distribution agreement with Aristocrat, the 2nd largest gaming company in the world, in January 2006, for all countries except U.S. and Canada.

- Aristocrat purchased at market price approximately 10% of PokerTek outstanding shares in January 2006.

- Aristocrat has a pipeline of 25-50 PokerPro™ table installations by the end of 2006.

Projections

- We expect to have 75-100 tables installed globally by 12/31/06.
- We are budgeting breakeven at 150-200 tables which we expect will occur in Q2 2007.
- Our 2007 goal is to have 250-400 tables installed globally.
- And our forward-looking projection is 800-1600 tables by 12/31/09.
- Cash Balance as of 6/30/06 $16.2 Million, with burn of $700-$900k per month.

PokerTek Operating Model

Revenues	Gross Profit	R&D	SG&A	Depr.	Total Expenses	Operating Income
$ Million	(% of revenues)					
5	80%	70%	90%	20%	180%	-100%
10	80%	40%	35%	20%	95%	-15%
20	80%	15%	29%	20%	64%	16%
40	80%	11%	27%	20%	58%	22%
60	80%	11%	23%	20%	54%	26%
80	80%	10%	18%	20%	48%	32%

Investment Opportunity

- First to Market
- Growing and expanding marketplace
- Received regulatory approvals and applications are being processed in all major jurisdictions
- Profitability expected Q2 2007

Forward-Looking Statements

- This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future (including pending gaming and patent approvals) and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that **although** the forward-looking statements included herein represent management's current judgment and expectations, **our** actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by governmental authorities, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.